Capital World Bond Fund, Inc.
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$59,584
Class B	$2,803
Class C	$5,193
Class F	$12,802
Total	$80,382
Class 529-A	$1,294
Class 529-B	$166
Class 529-C	$508
Class 529-E	$73
Class 529-F	$107
Class R-1	$64
Class R-2	$753
Class R-3	$979
Class R-4	$415
Class R-5	$1,849
Total	$6,208

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.5820
Class B	$0.4733
Class C	$0.4698
Class F	$0.5829
Class 529-A	$0.5787
Class 529-B	$0.4593
Class 529-C	$0.4625
Class 529-E	$0.5314
Class 529-F	$0.5991
Class R-1	$0.4760
Class R-2	$0.4810
Class R-3	$0.5352
Class R-4	$0.5815
Class R-5	$0.6158

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	109,305
Class B	6,139
Class C	11,704
Class F	24,964
Total	152,112
Class 529-A	2,604
Class 529-B	389
Class 529-C	1,228
Class 529-E	161
Class 529-F	205
Class R-1	159
Class R-2	1,861
Class R-3	1,823
Class R-4	811
Class R-5	3,022
Total	12,263

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$18.38
Class B	$18.28
Class C	$18.21
Class F	$18.30
Class 529-A	$18.42
Class 529-B	$18.34
Class 529-C	$18.32
Class 529-E	$18.35
Class 529-F	$18.34
Class R-1	$18.31
Class R-2	$18.30
Class R-3	$18.37
Class R-4	$18.38
Class R-5	$18.38